Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 002-75010 on Form N-1A of our report dated February 19, 2008 relating to the financial statements and financial highlights of Variable Insurance Product Fund, including VIP Value Portfolio, appearing in the Annual Report on Form N-CSR of Variable Insurance Product Fund for the year ended December 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 25, 2008